EXHIBIT 99.1

FOR IMMEDIATE RELEASE

July 31, 2007

Huron Consulting Group Acquires Callaway Partners, LLC

CHICAGO – July 31, 2007 – Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of financial and operational consulting services, today announced the acquisition of Callaway Partners, LLC, a firm specializing in finance and accounting project management solutions.

“Companies continue to face numerous challenges in the areas of regulatory matters and complex accounting and financial reporting issues. Most companies today just don’t have enough seasoned accounting, finance and tax personnel to meet their day-to-day and special project needs,” said Gary E. Holdren, chairman and chief executive officer, Huron Consulting Group.

“Adding Callaway’s deep project management skills and highly experienced, variable, ‘On Demand’ resources to Huron’s credentialed expertise and portfolio of existing service offerings will better enable us to assist clients. We plan on expanding the Callaway business model geographically, with emphasis in New York and Houston, as well as into our existing customer channels. This will make Huron’s financial consulting practice one of the broadest in the country in terms of skills and solutions offered to clients, strengthening our position in the marketplace,” added Holdren.

“Joining Huron will provide Callaway and our employees with an exciting entrepreneurial environment to continue our service line and geographical expansion,” said Bruce B. Cox, managing partner, Callaway Partners, LLC. “We will leverage past and present project management successes and our unique service delivery model as we collaborate in responding to existing and emerging market opportunities.”

Callaway Partners is an accounting and finance professional services firm that specializes in project management and staff augmentation for clients ranging from Fortune 500 firms to start-ups. The firm focuses on general accounting/finance support, accounting and SEC reporting advisory services, internal audit, Sarbanes-Oxley compliance and corporate tax. In 2006, Callaway was ranked second on the Atlanta Business Chronicle Pacesetter’s List of Atlanta’s fastest growing private firms. Founded in 2002, the firm has offices in Birmingham, AL, Detroit, MI and Washington, DC, with headquarters in Atlanta, GA.

“We plan to build on Callaway’s established presence in the Southeast and will be opening a full-service office in Atlanta where we will be introducing other Huron services to the marketplace,” said Holdren.

Callaway, which has 56 full-time employees as well as approximately 300 current project based consultants who focus on client engagements as required, will become a part of Huron’s Legal Financial Consulting practice. In joining Huron, Cox will lead Huron’s “On-Demand” practice as a managing director. In addition, Jeffrey J. Anderson, Bruce R. Cattie, Michael R. Draa, Doug M. Halka, David F. Head, Keith J. Keller, John H. Nugent, Jacqueline M. O’Neil, J. Tony Rich, and Francis E. Scheuerell, Jr., will also join the Company as managing directors.

Under the terms of the purchase agreement, Huron acquired substantially all the assets of Callaway Partners, LLC, for a purchase price at closing of approximately $60 million in cash on July 30, 2007. Additional purchase consideration is payable in cash if specific performance targets are met. Callaway had approximately $60 million in unaudited revenues for the twelve-month period ended June 30, 2007. Huron expects that the acquisition will be earnings neutral for the remainder of 2007 and accretive in 2008 as the rapid amortization of intangibles is completed. Huron will provide guidance updates when it releases results for the second quarter and first six months of 2007, on August 7.

In connection with this acquisition, Huron has amended its credit agreement so that the maximum amount of principal that may be borrowed under the unsecured revolving credit facility is increased from $175 million to $200 million. No other key terms of the credit agreement, which was originally entered into on June 7, 2006 and expires on February 23, 2012, was modified under the amendment. On July 30, 2007, Huron borrowed $58.5 million under this credit agreement to fund the acquisition of Callaway. The balance of the credit facility will remain available for future working capital requirements and other corporate purposes.

About Huron Consulting Group

Huron Consulting Group helps clients effectively address complex challenges that arise in litigation, disputes, investigations, regulatory compliance, procurement, financial distress, and other sources of significant conflict or change. The Company also helps clients deliver superior customer and capital market performance through integrated strategic, operational, and organizational change. Huron provides services to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Statements in this press release, which are not historical in nature and concern Huron Consulting Group’s current expectations about the Company’s reported results for 2007 and future results in 2007 are “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or “continue.” These forward-looking statements reflect our current expectation about our future results, levels of activity, performance or achievements, including without limitation, that our business continues to grow at the current expectations with respect to, among other factors, utilization, billing rates, number of revenue-generating professionals and service offerings; that we successfully integrate Callaway business and effectively deploy its project management services; and that existing market conditions do not change from current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Therefore you should not place undue reliance on these forward-looking statements. Please see “Risk Factors” in our 2006 annual report on Form 10-K and in other documents we file with the Securities and Exchange Commission for a complete description of the material risks we face.

Media Contact:

Jennifer Frost Hennagir

312-880-3260

jfrost-hennagir@huronconsultinggroup.com

Investor Contact:

Gary L. Burge, Chief Financial Officer

312-583-8722

garyburge@huronconsultinggroup.com

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